Exhibit 99.1

Net Loss and Earnings Per Share Revision to Quarterly Financial Results for Deferred Stock
Compensation Adjustment

	Q1 2002	Q2 2002	Q3 2002

Net loss as initially reported	220,596	71,130	46,938

Net loss as adjusted	211,681	62,333	36,340

EPS as initially reported	(7.67)	(2.46)	(1.61)

EPS as adjusted	(7.36)	(2.15)	(1.25)